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         NEWS RELEASE               [Coastal Physician Group, Inc. Logo]



         FOR IMMEDIATE RELEASE   CONTACT:  Robert P. Borchert
                                           Coastal Physician Group, Inc.
                                           919-383-0355

              COASTAL PHYSICIAN GROUP SIGNS LETTER OF INTENT TO SELL
             ITS NEW JERSEY CLINIC OPERATIONS TO THE VALLEY HOSPITAL


          -- COASTAL COMPLETES SALE OF MARYLAND CLINICS TO HELIXCARE --


         DURHAM, NC, SEPTEMBER 25, 1996 -- Coastal Physician Group, Inc. (NYSE: DR) announced that it has signed a letter of intent to sell certain assets of HealthNet, its New Jersey-based clinic operations, to the Valley Care Corporation, the parent of The Valley Hospital. HealthNet employs 32 physicians at the group's nine primary care sites in New York and New Jersey.
         The Valley Hospital, based in Ridgewood, New Jersey, is a 421-bed acute care facility serving the residents of northern New Jersey.

         The proposed transaction is a cash sale, the net proceeds of which would be used primarily to reduce bank indebtedness. The proposed transaction is subject to the execution of a defini-tive agreement as well as board and other approvals, and should close before the end of October. Specific terms of the pro-posed transaction were not disclosed.

         Separately, Coastal completed the sale of certain assets of Physicians Planning Group, Inc. (PPG), the Company's Maryland capitated clinic operations, to HelixCare. PPG has 35 primary care physicians specializing in family practice, internal medicine and pediatrics at the group's six locations throughout the Baltimore region. As was previously announced, Coastal realized approximately $17 million in net cash proceeds on a pre-tax basis, which will be used primarily to reduce bank indebtedness.

         "These assets have been separate, non-integrated subsidiaries of Coastal, but are clearly attractive businesses to strategic buyers such as Valley and HelixCare," said Joseph G. Piemont, Coastal Physician Group's President and Chief Executive Officer. "If consummated, these transactions should put us more than 60 percent of the way toward meeting our $40 million debt obligation due in January 1997, and are further indication that we are successfully executing our plan."

         Coastal Physician Group, Inc. is a diversified physician man-agement company providing a broad range of health care and administrative services to physicians, hospitals, employers, managed care programs and other health care providers.

                                      # # #







         [Coastal Physician Group, Inc. Logo]


                                                      SEPTEMBER 25, 1996


                                    NEWS FLASH

             A BRIEF REVIEW OF DIVISION OR SUBSIDIARY ACCOMPLISHMENTS
               AND ACTIVITIES INTENDED TO COMMUNICATE RECENT EVENTS
                TO ALL EMPLOYEES AT COASTAL PHYSICIAN GROUP, INC.

              ====================================================

         . COASTAL PHYSICIAN SERVICES (CPS) announced that its Accounts Receivable Department, in conjunction with its vice presidents, have produced record cash collections in excess of projections. In the last week of August, CPS had record collections in excess of $4.3 million.

         . CPS received approval for funds to upgrade its Local Area Network (LAN) and Wide Area Network (WAN) and to roll out a division-wide electronic mail system. Within the Durham campus, the upgrade is expected to be completed by year-end, with the expectation of completing the revisions throughout CPS by March 1997.

         . During the American College of Emergency Physicians (ACEP) Conference in New Orleans, CPS had three posters accepted for presentation at the Scientific Assembly of Emergency Physicians. The posters were: ED Utilization Profile for 115 Hospitals Classified by Acuity of Presentation; Emer-gency Department Patient Turnaround Time as a Function of Volume and Demographics; and Volume and Acuity as a Func-tion of Seasonality, Myth or Reality. The posters were developed by TROY BUESCHER and NATHANIEL BIGGERS.

         . HEALTHCARE BUSINESS RESOURCES (HBR) continues to exceed expectations with $9.6 million having been released from enrollment holds in the last six weeks, with its aggres-sive effort to regionalize enrollment now in place in all HBR locations.

         . HBR's Dallas office eliminated about 10,000 hours of back-logged work before September 30. Congratulations to everyone involved in these tremendous results and thanks for your positive attitude and hard work!

         . DOCTORS HEALTH PLAN has already more than doubled its mem-bership in 1996, from approximately 4,000 enrollees at January 1 to over 8,000 today, and is looking to reach 10,000 members by year-end. The Health Plan has several of the largest employers in the Triangle region committed to offering DOCTORS HEALTH PLAN to their employees for a January 1, 1997 effective date. Importantly, our Health Plan has one of the best and most complete provider net-works in North Carolina, with over 3,000 physicians and 38 hospitals on board.

         . Coastal Physician Group, Inc. announced that it has com-pleted the sale of its Maryland capitated clinic opera-tions, PHYSICIANS PLANNING GROUP, INC. (PPG), to HelixCare, an affiliate of Helix Health Inc., the largest integrated health care delivery system in the state of Maryland. Coastal realized approximately $17 million in net cash proceeds which will be used primarily to reduce bank indebtedness. The Company also signed a letter of intent to sell HEALTHNET to The Valley Hospital, a 421-bed acute care facility serving the residents of northern
              New Jersey. These transactions, when consummated, should put Coastal more than 60 percent of the way toward meeting the Company's $40 million debt obligation due in January 1997.







                                       -2-

         PEOPLE IN THE NEWS...

         . PAUL SEWARD, M.D. was selected to be CPS's new Chief Medical Officer effective September 15. Dr. Seward's first course of business is to assemble all corporate medical officers in Durham on October 4-5 to re-establish goals and objectives for the new and expanded role of the CPS Medical Officer positions.

         . CINDY MAIER, MARSHA COLLINS and SYLVIA WITTING became three of the first Certified Professional Credentialling Specialists through their successful completion of the National Association of Medical Staff Services certifica-tion examination. The CPCS examination measured their knowledge of credentialling, legal, and national accredi-tation issues.

         . ED GAINES was promoted to Senior Vice President in charge of all compliance and internal audit issues in addition to his continuing supervision of the human resources and legal departments at HBR.

         . GARY WHITAKER, M.D. has been appointed DOCTORS HEALTH PLAN's new President, replacing Rich Felice, who resigned in early September.


              TO ALL EMPLOYEES...

         . On Thursday, September 19, INSTITUTIONAL SHAREHOLDER SERVICES, INC. (ISS) recommended that its clients vote for Coastal management at the Company's Annual Meeting. ISS is the leading independent advisor to several hundred institutional investors in the areas of proxy contests, corporate governance and other shareholder-related issues. ISS published a report which stated: "We believe the strategic plan set forth by management is necessary to maintain Coastal as a viable entity given the company's financial position." ISS goes on to say, "...we believe the sale of assets is necessary to service the impending debt payment, and the fortification of the company's core assets will benefit the company in the long run ... Be-cause management is open to the possibility of a sale of the entire company, we believe that its strategy ... will help the company avoid default on its debt obligations and enhance the position of Coastal."

         . Coastal management believes it is IMPORTANT FOR EVERY SHAREHOLDER TO EXERCISE THEIR INDEPENDENT RIGHT TO VOTE. Both Coastal Physician Group, Inc. and Dr. Steven Scott have sent information all shareholders for voting purposes prior to the ANNUAL MEETING OF SHAREHOLDERS SCHEDULED FOR THIS FRIDAY, SEPTEMBER 27 AT THE SHERATON IMPERIAL IN RESEARCH TRIANGLE PARK (PAGE ROAD OF I-40). Since Dr. Scott is as an owner of 30% of the shares, EVERY VOTE FOR COASTAL MANAGEMENT COUNTS! By not voting, you only reduce the total number of voted shares needed to win the proxy contest, which would help Dr. Scott. If you wish to sup-port Coastal management and our current turnaround plan, PLEASE VOTE THE WHITE PROXY CARD. An abstention vote on a BLUE card will not help Coastal management, and would can-cel your previous vote since the last card voted is what counts! If you have any questions, please contact Robert Borchert at 1-800-476-4587, extensions 4176 or 4253.




             To submit ideas for inclusion in an upcoming NEWS FLASH,
                    please speak with your manager or contact
                   Coastal Corporate Communications directly at
                     1-800-476-4587, extensions 4176 or 4253.